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EXHIBIT 99.4

                                    GUARANTEE


         This GUARANTEE ("Guarantee") is made and entered into as of this 20th day of February, 2003, in favor of AMERICAN PHARMACEUTICAL PARTNERS, INC., a Delaware corporation ("APP"), with offices at 1101 Perimeter Drive, Suite 300, Schaumburg, Illinois 60173-5837, USA, by JOHN TRAMONTANA, an individual ("Guarantor") with residences at 10890 Camp Ohio Road NE, Utica, Ohio 43080 (Ohio residence) and Riva Caccia 1d, CH-6900 Lugano, Switzerland (Lugano residence).

         WHEREAS, Tramontana is Chairman, President and Chief Executive Officer, as well as a principal shareholder, of Bigmar, Inc., a Delaware corporation, which, in turn, owns all of the shares in Bigmar Pharmaceuticals, SA, a Swiss corporation (collectively, "Bigmar"); and

         WHEREAS, APP has advanced and may in the future advance certain funds to Bigmar in respect of Bigmar's purchases of methotrexate active pharmaceutical ingredient for Bigmar's conversion into finished pharmaceutical products for sale to APP (hereinafter, the "Advance"); and

         WHEREAS, the Advance has been memorialized in an Advance Agreement between APP and Bigmar Pharmaceuticals, SA (with Bigmar, Inc. as a guarantor to its subsidiary's obligations), which Advance Agreement provides for APP to be repaid first through credits against invoices for purchases of the finished product and then through repayment by Bigmar if full repayment is not achieved through such credits within eighteen (18) months of the date of the Advance Agreement; and

         WHEREAS, APP and Guarantor have agreed that Guarantor shall provide a personal guarantee of Bigmar's obligations under the Advance Agreement as an additional safeguard to the repayment to APP of the Advance.

         NOW, THEREFORE, Guarantor hereby covenants and agrees as follows:

         1. Guarantor hereby absolutely and unconditionally guarantees to APP the due and punctual payment in full, in lawful money of the United States, of any and all sums which may at any time be or become due and payable under and pursuant to the Advance Agreement (a copy of which is attached hereto), as and when the same shall be due and payable, whether by lapse of time or otherwise.

         2. Guarantor hereby agrees that its obligations hereunder are an unconditional and absolute guarantee of payment of the terms and provisions of the Advance Agreement, and shall remain in full force and effect, irrespective of any waiver, consent, or granting of any indulgence of APP or any other person to Bigmar (either the parent or the subsidiary) with respect to any provision of the Advance Agreement, irrespective of whether APP has instituted any suit, action, or proceeding or exhausted its remedies under the Advance Agreement or taken any steps to enforce any rights against Bigmar (either the parent or the subsidiary) to compel such performance or to collect all or part of any payment of the Advance, at law or in equity, irrespective of whether APP or any other person shall have recovered any judgment against Bigmar (either the parent or the subsidiary), and irrespective of any other circumstances or contingencies.

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         3.       Guarantor hereby waives diligence, presentment, demand of
                  payment, filing of claims with a court in the event of merger or bankruptcy of Bigmar (either the parent or the subsidiary), any right to require a proceeding first against Bigmar (either the parent or the subsidiary) of any other person, protest, notice of default in the payment of any sum payable by Bigmar (either the parent or the subsidiary) under the Advance Agreement, notice of any other default, breach or nonperformance of any agreement, covenant or obligation of Bigmar (either the parent or the subsidiary) under the Advance Agreement, notice and all demands whatsoever, with respect to the Advance Agreement or any indebtedness evidenced thereby.

         4. Guarantor hereby expressly waives notice from APP of its acceptance of and reliance on this Guarantee. Guarantor agrees to pay all costs, expenses and fees, including reasonable attorneys fees and expenses, which may be incurred in enforcing or attempting to enforce this Guarantee following any default on the part of Guarantor, whether the same shall be enforced by suit or otherwise.

         5. No amendment, release or modification of the provisions of this Guarantee shall be established by conduct, custom or course of dealing, by solely by an instrument in writing duly signed by APP and Guarantor. No delay or omission by APP to exercise any right under this Guarantee shall impair any such right, nor shall it be construed to be a waiver thereof.

         6. The obligations of Guarantor under this Guarantee shall not be altered, limited, or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Bigmar (either the parent or the subsidiary), or any defense Bigmar (either the parent or the subsidiary) may have by reason of the order or decision of any court or administrative body resulting from such proceeding.

         7. Guarantor represents and warrants that he is Chairman, President and Chief Executive Officer, as well as a principal shareholder, of Bigmar, Inc., a Delaware corporation, and that Bigmar, Inc. owns all of the shares in Bigmar Pharmaceuticals, SA, a Swiss corporation (collectively, "Bigmar"). Guarantor further represents and agrees that the consideration received for this Guarantee is reasonably worth at least as much as the liability and obligation under this Guarantee.

         8. This Guarantee shall be governed by and construed in accordance with the laws of the State of Illinois.

Executed this 27th day of February, 2003.


/s/John Tramontana
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John Tramontana
Guarantor


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